Exhibit 99.1

ATWOOD OCEANICS ANNOUNCES

AMENDMENT TO CREDIT FACILITY

FOR IMMEDIATE RELEASE

HOUSTON, March 29, 2016-- Atwood Oceanics, Inc. (NYSE: ATW) announced today that it, as guarantor, and its wholly-owned subsidiary, Atwood Oceanics Worldwide Limited, as borrower, have entered into an amendment to the borrower’s Senior Secured Revolving Credit Facility (the “Amendment”). Among other things, the Amendment removes the maximum leverage ratio financial covenant and delays the implementation of an interest coverage ratio covenant until July 2018. In addition, the Amendment adds a new minimum liquidity financial covenant and reduces the aggregate principal amount of commitments by $152 million.

Rob Saltiel, President and Chief Executive Officer, commented, “This Amendment removes uncertainty relating to the Company’s access to our credit facility during this challenging time for our industry. We continue to believe that Atwood Oceanics has sufficient liquidity to weather this downturn and to participate fully in the market recovery.”

Mark Smith, Senior Vice President and Chief Financial Officer, stated, “We appreciate the continued strong support provided by the syndicate of banks in our credit facility, who worked constructively with us to execute the Amendment. In the process, we have also preserved financial flexibility as our two drillships under construction remain unencumbered by the facility. ”

Atwood Oceanics, Inc. is a leading offshore drilling contractor engaged in the drilling and completion of exploratory and developmental wells for the global oil and gas industry. The Company currently owns 11 mobile offshore drilling units and is constructing two ultra-deepwater drillships. The Company was founded in 1968 and is headquartered in Houston, Texas. Atwood Oceanics, Inc. common stock is traded on the New York Stock Exchange under the symbol “ATW.” For more information about the Company, please visit www.atwd.com.

Contact: Mark W. Smith

Senior Vice President and CFO

(281) 749-7840

Forward Looking Statements

Statements contained in this press release with respect to the future, including statements regarding access to our credit facility and liquidity, are forward-looking statements. These statements reflect management’s reasonable judgment with respect to future events. Forward-looking statements are subject to numerous risks, uncertainties and assumptions and actual results could differ materially from those anticipated as a result of various factors including: uncertainties related to the level of activity in offshore oil and gas exploration and development; oil and gas prices; competition and market conditions in the contract drilling industry; our ability to enter into and the terms of future contracts; possible cancelation or suspension of drilling contracts; the availability of qualified personnel; labor relations; operating hazards and risks; terrorism and political and other uncertainties inherent in foreign operations (including risk of war, civil disturbances, seizure or damage to equipment and exchange and currency fluctuations); the impact of governmental and industry laws and regulations; and environmental matters. These factors and others are described and discussed in our most recently filed annual report on Form 10-K, in our Forms 10-Q for subsequent periods and in our other filings with the Securities and Exchange Commission which are available on the SEC’s website at www.sec.gov. Each forward looking statement speaks only as of the date of the particular statement and we undertake no duty to update the content of this press release or any forward-looking statement contained herein to conform the statement to actual results or to reflect changes in our expectations.